Execution Version

Exhibit 10.14

REVEL AC, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of August 22, 2012, and entered into among Revel AC, Inc., a Delaware corporation (the “Borrower”), the Guarantors party to the Credit Agreement, the Lender party hereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”). Reference is made to the Credit Agreement dated as of May 3, 2012 (the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties thereto. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement (as amended by this Amendment).

W I T N E S S E T H :

WHEREAS, Borrower has requested certain amendments to the Credit Agreement in the manner set forth in this Amendment; and

WHEREAS, the Lenders that have signed this Amendment and the Administrative Agent and Collateral Agent have consented and agreed to the modifications to the Credit Agreement set forth in this Amendment, subject to the terms and conditions of this Amendment .

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the Credit Agreement.

(A) The following new definitions are hereby added to Section 1.01 the Credit Agreement (in their proper alphabetical location) as follows:

“ACHA Approval” shall mean the earlier to occur of (i) the issuance by the ACHA of a certificate of completion under any of the ACHA Documents or (ii) the approval by ACHA of an increase in the Revolving Commitments to at least $100.0 million.

“Boutique Hotel Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within such portion of the Project.

“Boutique Hotel Up Front Lease Proceeds” shall mean with respect to a Boutique Hotel Lease, the cash proceeds received by Borrower or any of its Restricted Subsidiaries as an upfront payment in consideration for the entering into of the Boutique Hotel Lease, and not as ongoing lease payments, and which for the avoidance of doubt, shall not include any payments received after the opening of any boutique hotel, net of (i) selling or leasing expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such lease including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Boutique Hotel Lease or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties leased in such Boutique Hotel Lease (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Boutique Hotel Up Front Lease Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Boutique Hotel Lease with respect to unassumed liabilities relating to the properties sold or leased (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of the entering into of such Boutique Hotel Lease, such cash proceeds shall constitute Boutique Hotel Up Front Lease Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties leased in such Boutique Hotel Lease (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all cash costs incurred or to be incurred (as reasonably estimated by Borrower) by Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the boutique hotel associated with the Boutique Hotel Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a boutique hotel, in order to facilitate the use, operation, construction or development of such boutique hotel (all such costs referenced in this clause (v), the “Boutique Hotel Construction Costs”).

“Construction Manager Litigation Proceeds” shall mean the actual net cash proceeds received by Borrower or any of its Restricted Subsidiaries from or on behalf of Tishman Construction Corporation of New Jersey as damages or in settlement of claims arising from or in connection with the Borrower Findings, net of (i) legal, accounting and other professional fees, (ii) taxes paid or payable in connection therewith, (iii) amounts reserved from such amount for settlement of claims or other actual or potential liabilities (provided that, to the extent and at any time such amounts are released from such reserve such amounts shall constitute Construction Manager Litigation Proceeds) and (iv) amounts previously paid by Borrower and its Restricted Subsidiaries constituting disputed amounts under the Construction Management Agreement and previously constituting a portion of the Budget Reduction Amount (as defined in the Disbursement Agreement).

“Special Proceeds” shall mean, collectively, any Boutique Hotel Up Front Lease Proceeds, Construction Manager Litigation Proceeds or Sportsbook Up Front Lease Proceeds.

“Sportsbook Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a sportsbook (and related ancillary activities) within such portion of the Project.

“Sportsbook Up Front Lease Proceeds” shall mean with respect to a Sportsbook Lease, the cash proceeds received by Borrower or any of its Restricted Subsidiaries as an upfront payment in consideration for the entering into of the Sportsbook Lease, and not as ongoing lease payments, and which for the avoidance of doubt, shall not include any payments received after the opening of any sportsbook, net of (i) selling or leasing expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such lease including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Sportsbook Lease or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties leased in such Sportsbook Lease (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Sportsbook Up Front Lease Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Sportsbook Lease with respect to unassumed liabilities relating to the properties sold or leased (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of the entering into of such Sportsbook Lease, such cash proceeds shall constitute Sportsbook Up Front Lease Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties leased in such Sportsbook Lease (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all cash costs incurred or to be incurred (as reasonably estimated by Borrower) by Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with the Sportsbook Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a sportsbook, in order to facilitate the use, operation, construction or development of such sportsbook (all such costs referenced in this clause (v), the “Sportsbook Construction Costs”).

(B) The definition of “Adjusted LIBOR Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in replacement therefor:

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 1.00%.

(C) The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in replacement therefor:

“Applicable Margin” shall mean in the case of Eurodollar Loans, a percentage per annum equal to 7.50%, and in the case of ABR Loans, a percentage per annum equal to 6.50%.

(D) The definition of “Expansion Capital Expenditures” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following immediately after the phrase “Maintenance Capital Expenditure”:

“provided that, notwithstanding the foregoing, any Capital Expenditures relating to the construction, development, opening, operation or maintenance of a boutique hotel or sportsbook within the Project that is or is reasonably expected to become subject to, as applicable, a Boutique Hotel Lease or Sportsbook Lease or, in either case, otherwise operated or managed by a person other than Borrower or its Restricted Subsidiaries, shall not constitute Expansion Capital Expenditures”

(E) The definition of “Maintenance Capital Expenditures” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following immediately after the phrase “such property”:

“provided that, notwithstanding the foregoing, any Capital Expenditures relating to the construction, development, opening, operation or maintenance of a boutique hotel or sportsbook within the Project that is or is reasonably expected to become subject to, as applicable, a Boutique Hotel Lease or Sportsbook Lease or, in either case, otherwise operated or managed by a person other than Borrower or its Restricted Subsidiaries, shall not constitute Maintenance Capital Expenditures”

(F) The definition of “Required Lenders” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following immediately after the phrase “Required Lenders”:

“; provided, further that for any amendment to increase the aggregate Revolving Commitments to an amount in excess of $100,000,000, the applicable percentage is 80%”

(G) The definition of “Revolving Commitment Termination Date” in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and inserting the following in replacement therefor:

“Revolving Commitment Termination Date” shall mean the earliest to occur of (i) the date that is two years from the First Amendment Effective Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.08(b) and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

(H) The first sentence in clause (c) of Section 2.06 of the Credit Agreement is hereby amended by deleting such sentence in its entirety and inserting the following in replacement therefore:

“Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 4.00% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.”

(I) The proviso in clause (b) of Section 2.08 of the Credit Agreement is hereby amended by deleting such proviso in its entirety and inserting the following in replacement therefore:

“, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent payment of the Revolving Loans in accordance with Section 2.08, the aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments and (iii) the Borrower shall not voluntarily terminate or reduce the Revolving Commitments on or prior to the first anniversary of the First Amendment Effective Date without the consent of the Required Lenders.”

(J) The following new clause (d) is hereby added to Section 2.10 of the Credit Agreement:

“(d) Special Proceeds. Not later than five (5) Business Days following receipt of Special Proceeds, if Borrower has greater than $50,000,000 in Revolving Loans outstanding on the date such Special Proceeds are received, Borrower shall make or cause to be made prepayments in accordance with Section 2.10(e) in an aggregate amount equal to the lesser of (A) 100% of such Special Proceeds and (B) the difference, if positive, between (I) the amount of Special Proceeds required to reduce the amount of Revolving Loans outstanding to $50,000,000 and (II) the amount of Cash (excluding cage cash and cash held in accounts subject to the Disbursement Agreement) held by Borrower on such date; provided that no such prepayment or reduction shall be required to the extent such Special Proceeds are less than $1,000,000.”

(K) The following new clause (e) is hereby added to Section 2.10 of the Credit Agreement:

“Amounts to be applied pursuant to Section 2.10(d) to the prepayment of Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) to the extent the date of the next expiring Interest Period with respect to Eurodollar Loans is no greater than 90 days after the date of prepayment of Loans pursuant to Section 2.10(d), deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13; provided that if the next expiring Interest Period with respect to Eurodollar Loans is greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, then such Eurodollar Loans shall be prepaid immediately as set forth in clause (B) above.”

(L) Clause (i) of Section 2.17(a) of the Credit Agreement is hereby amended by replacing the phrase “$10.0 million” therein with “$0”;

(M) Clause (i) of Section 2.18(b) of the Credit Agreement is hereby amended by replacing the phrase “$15.0 million” therein with “$5.0 million”;

(N) Clause (i) of Section 2.20 of the Credit Agreement is hereby amended by replacing the phrase “$20,000,000” therein with “$70,000,000”;

(O) Section 2.20 (b) of the Credit Agreement is hereby amended by adding the following at the end of such section:

“Notwithstanding anything to the contrary contained herein, any Borrowing of Revolving Loans under this Section 2.20 made to repay Revolving Loans of other Lenders immediately prior to such Incremental Facility Closing Date shall be made ratably among Lenders providing additional Revolving Commitments on the applicable Incremental Facility Closing Date, and shall be subject to Interest Periods and interest elections applicable to the existing Revolving Loans being so prepaid (which may include partial Interest Periods from the date of such Borrowing until the expiration of such Interest Period(s)). In lieu of making new Revolving Loans as provided above, notwithstanding anything to the contrary herein, at the election of the Administrative Agent each Lender acquiring a new or additional Revolving Loan Commitment on an Incremental Facility Closing Date may acquire an assignment of existing Revolving Loans (without acquiring the related Revolving Commitments) for a price equal to the outstanding principal amount thereof, so that after giving effect thereto, the Revolving Loans outstanding are held by Lenders pro rata based on their Revolving Loan Commitments after giving effect to such Incremental Facility Amendment.”

(P) Section 4.02 of the Credit Agreement is hereby amended by inserting a new clause (f) thereto that states in its entirety:

“(f) The obligation of each Lender to make any Loan and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit such that after giving effect thereto, the aggregate Revolving Credit Exposure would exceed $50,000,000 is subject to receipt of the ACHA Approval.”

(Q) The Credit Agreement is hereby amended by adding a new Section 5.19 that states in its entirety:

“SECTION 5.19 Post Amendment Covenant. On or before September 21, 2012 (or such later date as is reasonably acceptable to the Administrative Agent in its sole discretion), the Borrower shall:

(a) use its commercially reasonable efforts to obtain an estoppel certificate from each of CRDA, the City of Atlantic City and the City Council of the City of Atlantic City, with respect to Borrower and the other Loan Parties’ compliance with the Redevelopment Agreement and the Transportation Improvement Project Documents, as applicable;

(b) have obtained an estoppel certificate from ACHA with respect to Borrower and any other Loan Parties’ compliance with the ACHA Documents or shall have received the ACHA Approval; and

(c) have delivered to Administrative Agent a certification from CRDA confirming that the Project is in compliance with the Amended Redevelopment Plan for the Revel Redevelopment area, as amended, and the resolutions approved by CRDA with respect to the Mortgaged Property.”

(R) Clause (u) of Section 6.02 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(u) Liens relating to cash proceeds held in escrow or segregated accounts intended to be used or held for potential use for Boutique Hotel Construction Costs or Sportsbook Construction Costs;”

(S) Clause (p) of Section 6.06 of the Credit Agreement is hereby amended by inserting the following immediately after the phrase “night club,”:

“sportsbook,”

(T) Clauses (a) and (b) of Section 6.10 of the Credit Agreement are hereby deleted in their entirety and replaced as follows:

“SECTION 6.10 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any Test Period ending on and after the Initial Calculation Date to exceed the ratio set forth opposite such fiscal quarter in the table below:

Fiscal Quarter Ending:	Ratio
June 30, 2013	10.50 to 1.00
September 30, 2013	9.25 to 1.00
December 31, 2013 and thereafter	8.50 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the last day of any Test Period ending on and after the Initial Calculation Date to be less than the ratio set forth opposite such fiscal quarter in the table below:

Fiscal Quarter Ending:	Ratio
June 30, 2013	1.50 to 1.00
September 30, 2013	1.50 to 1.00
December 31, 2013 and thereafter	1.10 to 1.00

(U) Clause (d) of Section 10.02 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however that in the case of any proposed change, waiver, discharge or termination of the provisions of this Agreement for which the definition of “Required Lenders” specifies a percentage greater than 50.1% and in respect of which Lenders having Revolving Credit Exposure, Loans in respect of Incremental Extensions of Credit (if any) and unused Revolving Commitments representing 50.1% or more of the sum of the total Revolving Credit Exposure and unused Revolving Commitments in respect of Incremental Extensions of Credit (if any) have voted in favor but the consent of one or more such other Lenders whose consent is required to obtain the applicable percentage is not obtained, then the Borrower shall have the right to replace such non-consenting Lender or Lenders with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.”

2. Consent. Notwithstanding anything to the contrary contained in the Credit Agreement, the Required Lenders hereby (i) consent to an amendment to the First Lien Intercreditor Agreement as set forth in the First Lien Intercreditor Agreement Amendment (as hereinafter defined) and authorize the Administrative Agent and the Collateral Agent to enter into the First Lien Intercreditor Agreement Amendment and (ii) consent to such amendments to the Mortgages and such other Loan Documents as the Administrative Agent shall determine are necessary or appropriate to continue and preserve the Liens of the Secured Parties as security for the Obligations, with the priority contemplated by the Credit Agreement, or to give effect to the increase in Revolving Commitments contemplated by this Amendment.

3. Conditions to Effectiveness.

This Amendment shall not become effective unless and until the conditions precedent set forth below have been satisfied or the satisfaction thereof has been waived in writing by the Required Lenders (the date such conditions are satisfied or waived is hereafter referred to as the “First Amendment Effective Date”):

(A) Amendment. Receipt by the Administrative Agent of counterparts of this Amendment, duly executed and delivered by the Administrative Agent, the Collateral Agent, the Borrower, the Guarantors, and the Required Lenders.

(B) Incremental Facility Amendment. Receipt by the Administrative Agent of an Incremental Facility Amendment, executed by Additional Lenders and the Borrower, providing for additional Revolving Commitments of $70,000,000.

(C) Term Loan Credit Agreement Amendment. Receipt by the Administrative Agent of an amendment to the Term Loan Credit Agreement, in substantially the form of Exhibit A hereto.

(D) Disbursement Agreement Amendment. Receipt by the Administrative Agent of an amendment to the Disbursement Agreement, in substantially the form of Exhibit B hereto.

(E) First Lien Intercreditor Agreement Amendment. Receipt by the Administrative Agent of an amendment to the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement Amendment”), in substantially the form of Exhibit C hereto.

(F) Trademark License Agreement Amendment. Receipt by the Administrative Agent of an amendment to that certain Trademark License Agreement dated as of February 17, 2011 (as amended by that certain First Amendment to Trademark License Agreement, dated as of July 24, 2012) by and between Revel Group, LLC, as licensor, and Revel Entertainment Group, LLC, as licensee, in substantially the form of Exhibit D hereto.

(G) Trademark License Side Letter. Receipt by the Administrative Agent of a copy of that certain letter agreement dated as of August 22, 2012 by and between Revel Group, LLC and Revel Entertainment Group, LLC, in substantially the form of Exhibit E hereto.

(H) Second Lien Indenture Amendment. Receipt by the Administrative Agent of an amendment to the Second Lien Indenture, in substantially the form of Exhibit F hereto.

4. Reference to and Effect on the Credit Agreement. On and after the date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby. The Credit Agreement and each other Loan Document, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.

5. Representations and Warranties. Each of the Loan Parties hereby represents and warrants as of the First Amendment Effective Date that, (a) immediately after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing and (b) immediately after giving effect to this Amendment, each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date.

6. Costs and Expenses. Borrower agrees to reimburse the Administrative Agent for its and the other Agents’ reasonable out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents.

7. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

8. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

REVEL AC, INC., as Borrower

By:	/s/ Alan Greenstein
Name: Alan Greenstein Title: Sr. Vice President and CFO

REVEL AC, LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: Alan Greenstein Title: Sr. Vice President and CFO

REVEL ATLANTIC CITY, LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: Alan Greenstein
Title: Sr. Vice President and CFO

REVEL ENTERTAINMENT GROUP, LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: Alan Greenstein Title: Sr. Vice President and CFO

NB ACQUISITION LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: Alan Greenstein Title: Sr. Vice President and CFO

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank

By:	/s/ Marc E. Constantino
Name: Marc E. Constantino Title: Executive Director

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Marc E. Constantino
Name: Marc E. Constantino Title: Executive Director